Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-101119, 333-107808, 333-117741, 333-136219, 333-200968, and 333-208577) pertaining to the following: the Cirrus Logic, Inc. 2002 Stock Option Plan and the Cirrus Logic, Inc. 2006 Stock Incentive Plan of our reports dated May 25, 2016, with respect to the consolidated financial statements of Cirrus Logic, Inc., and the effectiveness of internal control over financial reporting of Cirrus Logic, Inc., included in this Annual Report (Form 10-K) for the fiscal year ended March 26, 2016.

/s/ Ernst & Young LLP

Austin, Texas

May 25, 2016